SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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AGILYSYS, INC.
(Name of registrant as specified in its charter)

MAK Capital Fund LP,
Paloma International L.P.,
Sunrise Partners Limited Partnership,
MAK Capital One LLC,
MAK GP LLC,
Trust Asset Management LLP,
Michael A. Kaufman,
S. Donald Sussman,
and
R. Andrew Cueva
 (Name of person(s) filing proxy statement, if other than the registrant)

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TWO MAJOR PROXY ADVISORY FIRMS RECOMMEND SHAREHOLDERS
VOTE FOR MAK CAPITAL’S PROPOSAL TO INCREASE STAKE
IN AGILYSYS

RiskMetrics and Proxy Governance Advise that Approval is in the Best Interests of
Shareholders

New York, NY, February 8, 2010 –MAK Capital Fund LP and Paloma International L.P., the parent of Sunrise Partners Limited Partnership, and other related entities (collectively, the “MAK Group”) today announced that RiskMetrics Group and Proxy Governance, Inc., two of the leading independent proxy voting and corporate governance advisory firms, have recommended that shareholders of Agilysys, Inc. (NasdaqGS: AGYS) use MAK Group’s BLUE proxy card to vote FOR the MAK Group’s proposal seeking approval to acquire additional shares of Agilysys to increase their stake in the Company to 20% or more but less than 33 1/3% under Ohio law.

Michael A. Kaufman, the managing member of MAK Capital One LLC, commented, “We are very pleased that RiskMetrics and Proxy Governance have carefully reviewed our intentions and recommend voting for our proposals.”

RiskMetrics and Proxy Governance, in their analyses, noted:

•
“[T]he lengths which MAK has gone (including the commitment to not seek control of the board and the voting trust agreement removing its potential blocking interest with respect to strategic and non-strategic transactions) appear to be in the best interests to shareholders.”  (RiskMetrics)

•
“[W]e believe the increase in market demand would likely provide significant liquidity for the company’s shares and resilient support for share prices. Given that MAK Capital has voluntarily implemented significant constraints on its voting control over any additional shares it purchases, we believe shareholder support for the proposal is merited by the positive economics likely to result from a control share acquisition.”  (Proxy Governance)

•
“In this case we note that MAK Capital has demonstrated a remarkable willingness to give up much of the additional voting power which would ordinarily come with an increased economic stake, eliminating its ability to single-handedly block a transaction and effectively giving up most of the increase in voting control.” (Proxy Governance)

•
“[RiskMetrics] underscores that while MAK is Agilysys’ largest shareholder, (owning 19.2 percent and approximately twice as much as the next largest holder) it only has one director on the board. . . . Consequently, it does not appear that MAK is attempting to exert undue influence on the board.”  (RiskMetrics)

The special meeting of Agilysys shareholders to vote on the MAK Group’s proposals will be held on February 18, 2010.  RiskMetrics and Proxy Governance also recommend that Agilysys shareholders vote FOR the MAK Group’s proposal to adjourn the special meeting if the MAK Group needs to solicit additional votes in support of its proposals.

A copy of the MAK Group’s final proxy statement is available at www.sec.gov or at www.ourmaterials.com/MAK.  If Agilysys shareholders have any questions, or need further information, please contact the MAK Group’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

* * *
Contacts:

Media:
MacKenzie Partners, Inc.
Larry Dennedy/Daniel Sullivan, 212-929-5500